EXHIBIT 8.2

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

January 24, 2006

Telesp Celular Participações S.A.

Av. Roque Petroni Júnior, 1464

4º Andar – Lado “A”

04707-000 – São Paulo, SP, Brazil

Ladies and Gentlemen:

We have acted as United States counsel to Telesp Celular Participações S.A., a company organized under the laws of the Federative Republic of Brazil (the “Company”), in connection with the merger of shares (incorporação de ações) of Tele Centro Oeste Celular Participações S.A. (“TCO”) with the Company, pursuant to which TCO will become a wholly owned subsidiary of the Company, and the mergers of companies (incorporações de empresas) of Tele Leste Celular Participações S.A. (“TLE”), Tele Sudeste Celular Participações S.A. (“TSD”) and Celular CRT Participações S.A. (“Celular CRT” and, together with TCO, TLE and TSD, the “Targets”)) into the Company, with the company as the surviving company in such mergers (together with the merger of shares of TCO, the “Mergers”). Pursuant to the Mergers, (i) holders of common shares (ações ordinárias), without par value (the “Common Shares”), and preferred shares (ações preferenciais), without par value (the “Preferred Shares”), of each of the Targets will receive Common Shares and Preferred Shares, respectively, of the Company in accordance with

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the exchange ratios set forth in the F-4 Registration Statement (as defined below) and (ii) holders of American Depositary Shares representing Preferred Shares (“ADSs”) of TCO, TLE and TSD will receive ADSs of the Company in accordance with the exchange ratios set forth in the F-4 Registration Statement. The ADSs will be represented by American Depositary Receipts (“ADRs”) to be issued under the Amended and Restated Deposit Agreement, dated as of November 2, 1998 (the “Deposit Agreement”), among the Company, The Bank of New York, as depositary, and all owners and beneficial owners from time to time of ADRs issued thereunder.

We have participated in the preparation of the Registration Statement on Form F-4 (File No. 333-130410) filed by the Company under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the Preferred Shares (the “F-4 Registration Statement”). We have also examined a form of the Deposit Agreement in the form set forth in the Company’s Registration Statement on Form F-6 (File No. 333-100644) relating to the Company’s ADSs. In addition, we have examined, and have relied as to matters of fact upon, forms of the documents delivered to you at the closing, and upon originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have

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assumed that the Deposit Agreement and other documents have been executed by the parties in the forms provided to and reviewed by us. We have further assumed that all transactions relating to the ADRs will be carried out in accordance with the terms of the Deposit Agreement and related documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, and in the F-4 Registration Statement, we are of the opinion that the statements set forth in the F-4 Registration Statement under the caption “Part Five: The Merger—Material Tax Considerations—United States Federal Income Tax Considerations,” insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

We do not express any opinion herein concerning any law other than the federal tax law of the United States.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the F-4 Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP